North American Palladium Completes C$22 Million Flow-Through Financing

Toronto, Ontario, February 18, 2011 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (NYSE Amex: PAL) has completed its previously announced flow-through financing through which the Company sold 2,667,000 flow-through shares of NAP on a guaranteed basis at a price of C$8.25 per share (the “Offering”).

The Company intends to use the proceeds from the Offering for exploration activities that will constitute Canadian exploration expenditures, a portion of which will qualify as "flow-through mining expenditures" as defined in the Income Tax Act (Canada).

The Flow-Through Shares have not been registered under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold in the United States or to "U.S. persons" as defined in Regulation S under the U.S. Securities Act. This press release does not constitute an offer to sell the Flow-Through Shares in the United States or to U.S. persons.

Forward-Looking Information

Certain information in this news release relating to North American Palladium Ltd. is forward looking and related to anticipated events and strategies. When used in this context, words such as "will", "anticipate", "believe", "plan", "intend", "target" and "expect" or similar words suggest future outcomes. By their nature, such statements are subject to significant risks and uncertainties, which include, but are not limited to, regulatory and government decisions, economic conditions, and availability and cost of financing.

Readers are cautioned not to place undue reliance on forward-looking statements as actual results could differ materially from the plans, expectations, estimates or intentions expressed in the forward-looking statements. Except as required by law, North American Palladium Ltd. disclaims any intention and assumes no obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

Neither the TSX nor the NYSE Amex accepts responsibility for the adequacy or accuracy of this release.

For further information please contact:

Camilla Bartosiewicz
Manager, Investor Relations and Corporate Communications
Telephone: 416-360-7590 Ext. 7226
Email: camilla@nap.com